Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces Third Quarter 2008 Results

Johannesburg, South Africa (May 8, 2008) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS) today announced results for the three and nine months ended March 31, 2008.

Results

Three months ended March 31, 2008 and 2007

	GAAP Q3 2008(1)	GAAP Q3 2007(2)	GAAP Variance %	Fundamental Q3 2008 (3)	Fundamental Q3 2007 (3)	Fundamental Variance %
Net income (USD’000)	26,967	18,253	48%	23,012	19,323	19%

Earnings per share, basic (US cents)	47	32	47%	40	34	18%

Revenue (USD’000)	63,066	61,275	3%	63,066	61,275	3%

(1) – GAAP Q3 2008 net income and earnings per share, basic, include the positive effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

(2) - GAAP Q3 2007 net income, earnings per share, basic and revenue, include the positive effect of the non-recurring payment received from the South Africa Social Security Agency (“SASSA”).

(3) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and the effect of the change in the fully distributed tax rate from 36.89% to 35.45% ..

     Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three months ended March 31, 2008, the USD was stronger against the ZAR than during the same period in the prior year. During the nine months ended March 31, 2008, the ZAR was stronger against the USD than during the same period in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q3 2008(1)	GAAP Q3 2007(2)	GAAP Variance %	Fundamental Q3 2008(3)	Fundamental Q3 2007(3)	Fundamental Variance %
Net income (ZAR’000)	199,874	131,586	52%	170,561	139,300	22%

Earnings per share, basic (ZAR cents)	350	231	51%	298	245	22%

Revenue (ZAR’000)	467,432	441,731	6%	467,432	441,731	6%

(1) – GAAP Q3 2008 net income and earnings per share, basic, include the positive effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

(2) - GAAP Q3 2007 net income, earnings per share, basic and revenue, include the positive effect of the non-recurring payment received from the South Africa Social Security Agency (“SASSA”).

(3) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, stock-based compensation charges and the effect of the change in the fully distributed tax rate from 36.89% to 35.45% ..

Nine months ended March 31, 2008 and 2007

	GAAP YTD 2008	GAAP YTD 2007	GAAP Variance %	Fundamental YTD 2008	Fundamental YTD 2007	Fundamental Variance %
Net income (USD’000)	65,213	46,148	41%	65,346	50,720	29%

Earnings per share, basic (US cents)	114	81	41%	114	89	28%

Revenue (USD’000)	191,825	163,772	17%	191,825	163,772	17%

	GAAP YTD 2008	GAAP YTD 2007	GAAP Variance %	Fundamental YTD 2008	Fundamental YTD 2007	Fundamental Variance %
Net income (ZAR’000)	465,008	334,255	39%	465,950	367,392	27%

Earnings per share, basic (ZAR cents)	814.0	587.0	39%	816	645	27%

Revenue (ZAR’000)	1,367,825	1,186,218	15%	1,367,825	1,186,218	15%

Non-recurring settlement payment received from SASSA in the third quarter of fiscal 2007

     During the third quarter of fiscal 2007, the Company received a non-recurring settlement payment of approximately $5.9 million (ZAR 43.0 million) from SASSA as a result of the settlement of contract deviations that occurred during the implementation phases in the Eastern Cape province and for annual inflation price increases over the last three years which were not forthcoming. Attachment C presents the impact of the non-recurring settlement payment on the Company’s reported revenues, operating income and net income. Attachment D presents the impact of the non-recurring settlement payment on the Company’s reported transaction-based activities revenues, operating income and operating income margin.

Use of Non-GAAP measures

     On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. Effective October 1, 2006, Prism acquired the remaining 25.1% of EasyPay (Pty) Ltd (“EasyPay”). Under U.S. generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share and linked unit for the three and nine months ended March 31, 2008 and 2007 include this amortization of Prism and EasyPay intangibles acquired and stock-based compensation charge related to these options and other stock-based awards. Finally, the effect of the change in the fully distributed tax rate from 36.89% to 35.45% in January 2008 is included in the Company’s net income and earnings per common share and linked unit for the three and nine months ended March 31, 2008. The Company excludes these items when calculating fundamental net income and earnings per common share and linked unit because management believes that these adjustments enhance its own evaluation, as well as the investor's understanding, of the Company's performance. Attachment B presents a reconciliation between GAAP and fundamental net income and earnings per common share and linked unit.

Third Quarter Highlights

  Conclusion of an agreement to provide an Iraqi consortium the Company’s UEPS system which will generate ongoing transaction and license fees, as well as revenue related to the provision of outsourcing services and the sale of hardware;
  Extension of the Company’s five existing contracts to provide welfare administration and distribution services by 12 months to March 31, 2009;
  Delivery of hardware and recognition of additional software development and customization revenues related to the Ghanaian National Switch and Smart Card Payment System contract;
  Reduction in the Company’s fully distributed tax rate from 36.89% to 35.45%;
  Merchant acquiring system transactions increased 11% to $264.5 million in the third quarter of fiscal 2008 from $238.0 million in the third quarter of fiscal 2007;
  11,892,573 grants were paid during the three months ended March 31, 2008 compared to 11,410,296 grants during the three months ended March 31, 2007;
  4,222 terminals in use at participating UEPS retail locations at March 31, 2008 versus 4,179 terminals at March 31, 2007, which increase resulted largely from the broadening of the terminal base in the North West province;
  The number of transactions processed per terminal during the third quarter of fiscal 2008 as compared to the prior period increased 9% to 917 from 845;
  A total of 3,956,882 UEPS smart card-based accounts were active as of March 31, 2008, compared to 3,803,150 as of March 31, 2007; and
  EasyPay processed 129,152,205 transactions during the three months ended March 31, 2008 compared to 108,803,479 transactions during the three months ended March 31, 2007, in each case at an average fee per transaction of $0.03.

Comments and Outlook

     “I am delighted to report yet another quarter that has exceeded our expectations, where our operations continued to deliver solid financial results and cash flows and we remain on track to achieve our targeted growth rate for the current fiscal year,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “I am particularly pleased with the conclusion of the contract between Net1 and a consortium comprising the Iraqi government and local Iraqi banks as this further demonstrates the robustness and applicability of our technology. The Ghanaian National Switch, known locally as e-zwich, was officially launched by the President of Ghana last week and we are extremely proud to have reached this significant milestone. I believe the success of e-zwich in Ghana will lead to similar contracts in the surrounding territories,” he concluded.

Conference call

     Net1 will host a conference call to review third quarter results on May 9, 2008 at 8:00 a.m. Eastern Daylight Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-519-5086 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through May 30, 2008.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company’s actual results levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact Ilja Graulich, Net1’s vice president investor relations at:
Telephone (W): +27-11-343-2019
Telephone (M): +27-83-604-0820
E-mail: iljag@net1ueps.co.za

Or

Contact William Espley at Net1 Investor Relations at:
Telephone: 1-604-484-8750
Toll Free: 1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$63,066	$61,275	$191,825	$163,772
EXPENSE
COST OF GOODS SOLD, IT PROCESSING,
SERVICING AND SUPPORT	16,515	13,940	51,833	38,185
SELLING, GENERAL AND ADMINISTRATION	15,185	15,515	48,915	44,690
DEPRECIATION AND AMORTIZATION	2,716	2,752	8,295	8,512
OPERATING INCOME	28,650	29,068	82,782	72,385
INTEREST INCOME, net	3,754	735	10,852	2,793
INCOME BEFORE INCOME TAXES	32,404	29,803	93,634	75,178
INCOME TAX EXPENSE	5,156	11,397	27,816	28,927
NET INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST AND (LOSS)
EARNINGS FROM EQUITY-ACCOUNTED
INVESTMENTS	27,248	18,406	65,818	46,251
MINORITY INTEREST	-	-	(196)	205
(LOSS) EARNINGS FROM EQUITY ACCOUNTED
INVESTMENTS	(281)	(153)	(801)	102
NET INCOME	$26,967	$18,253	$65,213	$46,148
Net income per share
Basic earnings, in cents – common stock and linked
units	47.2	32.1	114.1	81.1
Diluted earnings, in cents – common stock and
linked units	46.7	31.8	113.1	80.3

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	March 31,	June 30,
	2008	2007
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$235,630	$171,727
Pre-funded social welfare grants receivable	24,348	26,817
Accounts receivable, net of allowances of – March: $345; June: $555	24,767	30,503
Finance loans receivable, net of allowances of – March: $2,667; June: $2,773	4,930	5,755
Deferred expenditure on smart cards	-	507
Inventory	5,106	5,645
Deferred income taxes	4,049	7,028
Total current assets	298,830	247,982
LONG-TERM RECEIVABLE	1	54
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – March: $23,728; June: $24,406	6,426	7,582
EQUITY-ACCOUNTED INVESTMENTS	2,521	2,992
GOODWILL	74,945	85,871
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
March: $16,650; June: $13,745	23,146	31,609
TOTAL ASSETS	405,869	376,090
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	-	16
Accounts payable	5,320	5,879
Other payables	44,779	34,457
Income taxes payable	13,581	14,346
Total current liabilities	63,680	54,698
DEFERRED INCOME TAXES	29,955	36,219
INTEREST BEARING LIABILITIES – minority interest loans	4,276	4,100
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	97,911	95,017
SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized: 83,333,333 with $0.001 par value;
Issued shares - March: 52,950,885; June: 51,730,547	52	52
SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized: 50,000,000 with $0.001 par value;
Issued and outstanding shares - March: 5,088,885; June: 5,656,110	5	5
B CLASS PREFERENCE SHARES
Authorized: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company) - March:
37,497,073; June: 41,676,625	6	7
ADDITIONAL PAID-IN-CAPITAL	115,203	112,167
TREASURY SHARES, AT COST: March: 299,821; June: 299,821	(7,795)	(7,795)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(44,783)	(3,915)
RETAINED EARNINGS	245,270	180,552
TOTAL SHAREHOLDERS’ EQUITY	307,958	281,073
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$405,869	$376,090
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Cash flows from operating activities
Net income	$26,967	$18,253	$65,213	$46,148
Depreciation and amortization	2,716	2,752	8,295	8,512
Loss (Earnings) from equity-accounted investments	281	153	801	(102)
Fair value adjustment related to financial liabilities	(14)	25	(256)	178
Fair value of FAS 133 derivative adjustments	(11)	(58)	(21)	19
Interest payable	126	110	367	110
Profit on disposal of property, plant and equipment	(23)	(58)	(109)	(125)
Minority interest	-	-	(196)	205
Stock-based compensation charge	1,108	190	2,860	686
(Increase) Decrease in accounts receivable, pre-funded
social welfare grants receivable and finance loans receivable	15,842	(32,566)	(2,406)	(35,118)
Decrease in deferred expenditure on smart cards	236	(61)	496	133
Decrease (Increase) in inventory	1,286	210	(293)	(2,543)
(Decrease) Increase in accounts payable and other payables	13,177	11,436	13,490	490
Decrease in taxes payable	7,666	5,649	1,034	2,271
Increase (Decrease) in deferred taxes	(4,182)	(1,898)	574	(1,745)
Net cash (used in) provided by operating activities	65,175	4,137	89,849	19,119

Cash flows from investing activities
Capital expenditures	(1,004)	(943)	(2,880)	(2,646)
Proceeds from disposal of property, plant and equipment	24	116	142	262
Acquisition of Prism Holdings Limited, net of cash acquired	-	(9,713)	-	(92,043)
Acquisition of equity interest in and advance of loans to equity
accounted investment	-	(310)	-	(310)
Net cash used in investing activities	(980)	(10,850)	(2,738)	(94,737)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	25	-	175	50
Proceeds from bank overdrafts	-	148	1,462	61,731
Repayment of bank overdraft	(1)	-	(1,443)	(62,272)
Proceeds from interest bearing liabilities	-	-	-	3,513
Net cash provided by financing activities	24	148	194	3,022

Effect of exchange rate changes on cash	(29,330)	(2,447)	(23,402)	1,751

Net (decrease) increase in cash and cash equivalents	34,889	(9,012)	63,903	(70,845)

Cash and cash equivalents – beginning of period	200,741	127,902	171,727	189,735

Cash and cash equivalents – end of period	$235,630	$118,890	$235,630	$118,890

Net 1 UEPS Technologies, Inc.
Attachment A

Key metrics and statistics at and for the three months ended March 31, 2008 and 2007 and December 31, 2007:

Three months ended March 31, 2008 and 2007 and December 31, 2007

						Change – constant
				Change - actual		exchange rate(1)
				Q3 ‘08	Q3 ‘08	Q3 ‘08	Q3 ‘08
Key statement of operations data, in				vs	vs	vs	vs
’000, except EPS	Q3 ‘08	Q3 ‘07	Q2 ‘08	Q3 ‘07	Q2 ‘08	Q3 ‘07	Q2 ‘08
	USD	USD	USD
Revenue	$63,066	$61,275	$68,500	3%	(8)%	6%	1%
Operating income	28,650	29,068	28,226	(1)%	2%	1%	11%
Income tax expense	5,156	11,397	11,788	(55)%	(56)%	(53)%	(52)%
Net income	$26,967	$18,253	$20,318	48%	33%	52%	45%

Earnings per share,
Basic (cents)	47	32	36	47%	31%	51%	43%
Diluted (cents)	47	32	35	47%	34%	51%	47%

Fundamental earnings per share,
Basic (cents)	40	34	39	18%	3%	21%	12%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$37,254	$40,962	$39,991	(9)%	(7)%	(6)%	2%
Smart card accounts	8,696	8,655	9,637	-%	(10)%	3%	(1)%
Financial services	1,999	2,858	2,135	(30)%	(6)%	(28)%	2%
Hardware, software and related
technology sales	15,117	8,800	16,737	72%	(10)%	77%	(1)%
Total consolidated revenue	$63,066	$61,275	$68,500	3%	(8)%	6%	1%

Consolidated operating income (loss):
Transaction-based activities	$20,347	$24,869	$21,381	(18)%	(5)%	(16)%	4%
Smart card accounts	3,953	3,934	4,380	-%	(10)%	3%	(1)%
Financial services	507	930	458	(45)%	11%	(44)%	21%
Hardware, software and related
technology sales	5,380	991	2,265	443%	138%	458%	160%
Corporate/ Eliminations	(1,537)	(1,656)	(258)	(7)%	496%	(5)%	552%
Total operating income	$28,650	$29,068	$28,226	(1)%	2%	1%	11%

Operating income margin (%)
Transaction-based activities	55%	61%	53%
Smart card accounts	45%	45%	45%
Financial services	25%	33%	21%
Hardware, software and related
technology sales	36%	11%	14%
Overall operating margin	45%	47%	41%

	Mar 31,	June 30,
	2008	2007	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$235,630	$171,727	37%
Total current assets	298,830	247,982	21%
Total assets	405,869	376,090	8%
Total current liabilities	63,680	54,698	16%
Total shareholders’ equity	$307,958	$281,073	10%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the third quarter of fiscal 2008 also prevailed during the third quarter of fiscal 2007 and the second quarter of fiscal 2008.

Three months ended March 31, 2008 and 2007 and December 31, 2007 (continued)

				Change
				Q3 ‘08	Q3 ‘08
				vs	vs
Additional information:	Q3 ‘08	Q3 ‘07	Q2 ‘08	Q3 ‘07	Q2 ‘08
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,051,827	5,079,328	5,063,374	(1)%	-%
Limpopo	2,949,459	2,925,621	2,948,717	1%	-%
North West	1,245,238	833,683	1,230,354	49%	1%
Northern Cape	494,664	417,990	498,877	18%	(1)%
Eastern Cape	2,151,385	2,153,674	2,155,433	-%	-%
	11,892,573	11,410,296	11,896,755	4%	-%

Average revenue per grant paid:	ZAR	ZAR	ZAR
KwaZulu-Natal	21.76	19.35	22.11	12%	(2)%
Limpopo	18.32	16.19	17.39	13%	5%
North West	22.19	21.19	21.43	5%	4%
Northern Cape	20.26	18.62	18.37	9%	10%
Eastern Cape	16.56	12.89	16.11	28%	3%

UEPS merchant acquiring system:
Terminals installed at period end	4,222	4,179	4,304	1%	(2)%
Number of participating retail
locations at period end	2,468	2,511	2,532	(2)%	(3)%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,996,072	1,726,532	1,757,836	16%	14%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,022,938	1,634,410	1,870,595	24%	8%
Average number of grants processed
per terminal during the quarter	917	845	799	9%	15%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	933	807	851	16%	10%

EasyPay transaction fees:
Number of transactions processed	129,152,205	108,803,479	135,283,353	19%	(5)%
Average fee per transaction (in ZAR)	0.20	0.21	0.21	(5)%	(5)%

Three months ended March 31, 2008 and 2007 and December 31, 2007 (continued)

				Change
				Q3 ‘08	Q3 ‘08
				vs	vs
	Q3 ‘08	Q3 ‘07	Q2 ‘08	Q3 ‘07	Q2 ‘08
Smart card accounts:
Total number of smart card accounts	3,956,882	3,803,150	3,976,684	4%	-%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	600	-	2,000		n/m
Ghanaian National Switch and Smart
Card Payment System Contract	4,300	-	5,600		n/m
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	-	-

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	4,611	7,112	5,336	(35)%	(14)%
Allowance for doubtful finance loans
receivable	(2,667)	(4,359)	(3,153)	(39)%	(15)%
Finance loans receivable – net	1,944	2,753	2,183	(29)%	(11)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,986	3,457	4,086	(14)%	(27)%

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(2,352)	1,169	(2,112)
Equity-accounted earnings (loss)	(281)	(153)	(236)
Equity-accounted earnings – Permit	16	306	-
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	(71)	(74)	(6)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(164)	(128)	(31)
Equity-accounted (loss) – VTU
Colombia	(62)	(257)	(168)
Equity-accounted (loss) – VinaPay.	(281)	-	(31)
Sale of Permit	-		-
Foreign currency adjustment	244	(25)	(4)
End of period	(2,389)	991	(2,352)

nm – Statistic not meaningful

Key metrics and statistics at and for the nine months ended March 31, 2008 and 2007:

Nine months ended March 31, 2008 and 2007

	Nine months ended				Year ended
	Mar 31,		Change		June 30,
				Constant
	2008	2007		Exchange	2007
	USD	USD	Actual	Rate (1)	USD
Key statement of operations data, in
’000, except EPS
Revenue	$191,825	$163,772	17%	15%	$223,968
Operating income	82,782	72,385	14%	13%	96,876
Income tax expense	27,816	28,927	(4)%	(5)%	37,574
Net income	$65,213	$46,148	41%	39%	$63,679

Earnings per share,
Basic (cents)	114	81.1	41%	38%	112
Diluted (cents)	113	80.3	41%	39%	111

Fundamental earnings per share,
Basic (cents)	114	89.1	28%	26%	123

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$115,409	$103,172	12%	10%	$139,006
Smart card accounts	27,469	25,722	7%	5%	34,562
Financial services	6,317	8,636	(27)%	(28)%	11,241
Hardware, software and related
technology sales	42,630	26,242	62%	60%	39,159
Total consolidated revenue	$191,825	$163,772	17%	15%	$223,968

Consolidated operating income (loss):
Transaction-based activities	$62,317	$60,799	2%	1%	$78,785
Smart card accounts	12,485	11,692	7%	5%	15,710
Financial services	1,411	2,758	(49)%	(50)%	3,351
Hardware, software and related
technology sales	9,585	2,621	266%	260%	6,115
Corporate/ Eliminations	(3,016)	(5,485)	(57)%	(46)%	(7,085)
Total operating income	$82,782	$72,385	14%	13%	$96,876

Operating income margin (%)
Transaction-based activities	53%	59%			57%
Smart card accounts	45%	45%			45%
Financial services	22%	32%			30%
Hardware, software and related
technology sales	23%	10%			16%
Overall operating margin	43%	44%			43%

	Mar 31,	June 30,
	2008	2007	Change
Key balance sheet data, in ’000
Cash and cash equivalents	$235,630	$171,727	37%
Total current assets	298,830	247,982	21%
Total assets	405,869	376,090	8%
Total current liabilities	63,680	54,698	16%
Total shareholders’ equity	$307,958	$281,073	10%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the nine months ended March 31, 2008 also prevailed during the nine months ended March 31, 2007.

Nine months ended March 31, 2008 and 2007 (continued)

	Nine months ended			Year ended
	Mar 31,		Change	June 30,
	2008	2007		2007

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	15,155,356	15,017,233	1%	20,080,685
Limpopo	8,833,286	8,724,102	1%	11,662,537
North West	3,694,651	2,481,696	49%	3,351,477
Northern Cape	1,489,641	1,247,935	19%	1,669,037
Eastern Cape	6,444,793	6,426,585	-%	8,568,506
	35,617,727	33,897,551	5%	45,332,242

Average revenue per grant paid:	ZAR	ZAR		ZAR
KwaZulu-Natal	21.63	19.90	9%	20.04
Limpopo	17.49	16.16	8%	16.32
North West	21.58	20.17	7%	20.73
Northern Cape	19.23	18.67	3%	18.64
Eastern Cape	15.90	12.19	30%	12.90

UEPS merchant acquiring system:
Terminals installed at period end	4,222	4,179	1%	4,357
Number of participating retail
locations at period end	2,468	2,511	(2)%	2,598
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,996,072	1,726,532	16%	1,777,436
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	2,022,938	1,634,410	24%	1,777,738
Average number of grants processed
per terminal during the quarter	917	845	9%	811
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	933	807	16%	810

EasyPay transaction fees:
Number of transactions processed	383,468,457	327,261,557	17%	441,439,169
Average fee per transaction (in ZAR)	0.20	0.21	(5)%	0.21

Nine months ended March 31, 2008 and 2007 (continued)

	Nine months ended			Year ended
	Mar 31,		Change	June 30,
	2008	2007		2007
Smart card accounts:
Total number of smart card accounts	3,956,882	3,803,150	4%	3,812,273

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(USD ’000)
Nedbank hardware	2,600	-	nm	4,400
Ghanaian National Switch and Smart
Card Payment System Contract	10,800	-	nm	-
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	-	nm	2,100

Financial services: (USD ’000)
Traditional microlending:
Finance loans receivable – gross	4,611	7,112	(35)%	5,263
Allowance for doubtful finance loans
receivable	(2,667)	(4,359)	(39)%	(2,773)
Finance loans receivable – net	1,944	2,753	(29)%	2,490

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	2,986	3,457	(14)%	3,265

Earnings (Loss) from equity accounted
investments: (USD ’000)
Beginning of period	(1,774)	874		874
Equity-accounted earnings (loss)	(801)	102		181
Equity-accounted earnings – Permit	-	1,360		1,415
Equity-accounted earnings (loss) –
SmartSwitch Namibia(1)	4	(318)		(262)
Equity-accounted earnings (loss) –
SmartSwitch Botswana(1)	(194)	(683)		(593)
Equity-accounted (loss) – VTU
Colombia	(491)	(257)		(379)
Equity-accounted (loss) – VinaPay.	(120)	-		-
Sale of Permit	-	-		(2,805)
Foreign currency adjustment	186	15		(24)
End of period	(2,389)	991		(1,774)

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Reconciliation of GAAP results to fundamental results:

Three months ended March 31, 2008

	Three months ended March 31,
		Amortization
		of Prism and
		EasyPay	Stock-	Change	2008
	2008	intangible	based	in tax	Funda-
	GAAP	assets(1)	charge(2)	rate(3)	mental

Net income (USD’000)	26,967	856	1,108	(5,919)	23,012
Earnings per share, basic (USD cents)	47				40

Net income (ZAR’000)	199,874	6,344	8,212	(43,869)	170,561
Earnings per share, basic (ZAR cents)	350				298

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	355	2,630
Trademarks	92	679
Software and unpatented technology	896	6,642
Deferred tax benefit	(487)	(3,607)
	856	6,344

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

(3) Represents the effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

Three months ended March 31, 2007

	Three months ended March 31,
		Amortization
		of Prism and
		EasyPay	Stock-	2007
	2007	intangible	based	Funda-
	GAAP	assets(1)	charge(2)	mental

Net income (US$’000)	18,253	880	190	19,323
Earnings per share, basic (US$ cents).	32			34

Net income (ZAR’000)	131,586	6,344	1,370	139,300
Earnings per share, basic (ZAR cents)	231			245

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	365	2,630
Software and unpatented technology	94	679
Trademarks	921	6,642
Deferred tax benefit	(500)	(3,607)
	880	6,344

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

Nine months ended March 31, 2008

		Nine months ended March 31,
		Amortization
		of Prism and
		EasyPay	Stock-		2008
	2008	intangible	based	Change in	Funda-
	GAAP	assets(1)	charge(2)	tax rate(3)	mental

Net income (USD’000)	65,213	2,670	2,860	(5,397)	65,346
Earnings per share, basic (USD cents)	114				114

Net income (ZAR’000)	465,008	19,032	20,394	(38,484)	465,950
Earnings per share, basic (ZAR cents)	814				816

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	1,107	7,890
Trademarks	286	2,036
Software and unpatented technology	2,795	19,927
Deferred tax benefit	(1,518)	(10,821)
	2,670	19,032

(2) Includes stock-based compensation charges related to options and non-vested stock awards granted under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan and stock options granted to employees of Prism.

(3) Represents the effect of the change in the fully distributed tax rate from 36.89% to 35.45% .

Nine months ended March 31, 2007

		Nine months ended March 31,
				Expenses
		Amortization		associated
		of Prism and		with
		EasyPay	Stock-	acquisition	2007
	2007	intangible	based	not	Funda-
	GAAP	assets(1)	charge(2)	pursued(3)	mental

Net income (US$’000)	46,148	2,548	836	1,188	50,720
Earnings per share, basic (US$ cents).	81				89

Net income (ZAR’000)	334,255	18,457	6,055	8,625	367,392
Earnings per share, basic (ZAR cents)	587				645

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	US$	ZAR ’000
	’000
Customer relationships	1,024	7,410
Software and unpatented technology	272	1,972
Trademarks	2,714	19,661
Deferred tax benefit	(1,462)	(10,586)
	2,548	18,457

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

(3) Represents expenses associated with a potential acquisition that Net1 ultimately decided not to pursue during the three months ended December 31, 2006.

Net 1 UEPS Technologies, Inc.
Attachment C

Impact of non-recurring settlement payment received from SASSA in the third quarter of fiscal 2007 on the Company’s reported revenues, operating income and net income:

Three months ended March 31, 2008 and 2007

	Three months ended March 31,
	2008	2007
	USD	USD	%
	’000	’000	change
Reported revenue	63,066	61,275	3%
Consisting of:
Revenue before non-recurring portion of settlement
payment received from SASSA	63,066	55,350	14%
Non-recurring portion of settlement payment received
from SASSA	-	5,925

Reported operating income	28,650	29,068	(1)%
Consisting of:
Operating income before non-recurring portion of
settlement payment received from SASSA	28,650	25,099	14%
Non-recurring portion of settlement payment received
from SASSA	-	3,969

Reported net income	26,967	18,253	48%
Consisting of:
Net income before non-recurring portion of settlement
payment received from SASSA	26,967	15,748	71%
Non-recurring portion of settlement payment received
from SASSA	-	2,505

	Three months ended March 31,
	2008	2007
	ZAR	ZAR	%
	’000	’000	change
Reported revenue	467,432	441,731	6%
Consisting of:
Revenue before non-recurring portion of settlement
payment received from SASSA	467,432	398,777	17%
Non-recurring portion of settlement payment received
from SASSA	-	42,954

Reported operating income	212,348	209,551	1%
Consisting of:
Operating income before non-recurring portion of
settlement payment received from SASSA	212,348	180,775	17%
Non-recurring portion of settlement payment received
from SASSA	-	28,776

Reported net income	199,874	131,586	52%
Consisting of:
Net income before non-recurring portion of settlement
payment received from SASSA	199,874	113,426	76%
Non-recurring portion of settlement payment received
from SASSA	-	18,160

Nine months ended March 31, 2008 and 2007

	Nine months ended March 31,
	2008
	USD	2007	%
	’000	USD ’000	change
Reported revenue	191,825	163,772	17%
Consisting of:
Revenue before non-recurring portion of settlement
payment received from SASSA	191,825	157,847	22%
Non-recurring portion of settlement payment received
from SASSA	-	5,925

Reported operating income	82,782	72,385	14%
Consisting of:
Operating income before non-recurring portion of
settlement payment received from SASSA	82,782	68,416	21%
Non-recurring portion of settlement payment received
from SASSA	-	3,969

Reported net income	65,213	46,148	41%
Consisting of:
Net income before non-recurring portion of settlement
payment received from SASSA	65,213	43,643	49%
Non-recurring portion of settlement payment received
from SASSA	-	2,505

	Nine months ended March 31,
	2008
	ZAR	2007	%
	’000	ZAR ’000	change
Reported revenue	1,367,825	1,186,218	15%
Consisting of:
Revenue before non-recurring portion of settlement
payment received from SASSA	1,367,825	1,143,264	20%
Non-recurring portion of settlement payment received
from SASSA	-	,42,954

Reported operating income	590,284	524,292	13%
Consisting of:
Operating income before non-recurring portion of
settlement payment received from SASSA	590,284	495,516	19%
Non-recurring portion of settlement payment received
from SASSA	-	28,776

Reported net income	465,006	334,255	39%
Consisting of:
Net income before non-recurring portion of settlement
payment received from SASSA	465,006	316,095	47%
Non-recurring portion of settlement payment received
from SASSA	-	18,160

Net 1 UEPS Technologies, Inc.
Attachment D

Impact of non-recurring settlement payment received from SASSA in the third quarter of fiscal 2007 on the Company’s reported transaction-based activities revenues, operating income and operating income margin:

Three months ended March 31, 2008 and 2007

	Three months ended March 31,
	2008	2007
	USD	USD	%
	’000	’000	change
Reported revenue	37,254	40,962	(9)%
Consisting of:
Recurring transaction-based activities	37,254	35,037	6%
Non-recurring portion of settlement payment
received from SASSA	-	5,925

Reported operating income	20,347	24,869	(18)%
Consisting of:
Recurring transaction-based activities	20,347	20,900	(3)%
Non-recurring portion of settlement payment
received from SASSA	-	3,969

Operating income margin as reported	55%	61%	(10)%
Consisting of:
Recurring transaction-based activities(1)	55%	60%	(8)%
Non-recurring portion of settlement payment
received from SASSA	-	67%

	Three months ended March 31,
	2008	2007
	ZAR	ZAR	%
	’000	’000	change
Reported revenue	276,119	295,295	(6)%
Consisting of:
Recurring transaction-based activities	276,119	252,341	9%
Non-recurring portion of settlement payment
received from SASSA	-	42,954

Reported operating income	150,808	179,281	(16)%
Consisting of:
Recurring transaction-based activities	150,808	150,505	-%
Non-recurring portion of settlement payment
received from SASSA	-	28,776

Operating income margin as reported	55%	61%	(10)%
Consisting of:
Recurring transaction-based activities	55%	60%	(8)%
Non-recurring portion of settlement payment
received from SASSA	-	67%

Nine months ended March 31, 2008 and 2007

	Nine months ended March 31,
	2008	2007
	USD	USD	%
	’000	’000	change
Reported revenue	115,409	103,172	12%
Consisting of:
Recurring transaction-based activities	115,409	97,247	19%
Non-recurring portion of settlement payment
received from SASSA	-	5,925

Reported operating income	62,317	60,799	2%
Consisting of:
Recurring transaction-based activities	62,317	56,830	10%
Non-recurring portion of settlement payment
received from SASSA	-	3,969

Operating income margin as reported	54%	59%	(8)%
Consisting of:
Recurring transaction-based activities	54%	58%	(8)%
Non-recurring portion of settlement payment
received from SASSA	-	67%

	Nine months ended March 31,
	2008	2007
	ZAR	ZAR	%
	’000	’000	change
Reported revenue	822,934	747,286	10%
Consisting of:
Recurring transaction-based activities	822,934	704,332	17%
Non-recurring portion of settlement payment
received from SASSA	-	42,954

Reported operating income	444,357	440,374	1%
Consisting of:
Recurring transaction-based activities	444,357	411,598	8%
Non-recurring portion of settlement payment
received from SASSA	-	28,776

Operating income margin as reported	54%	59%	(8)%
Consisting of:
Recurring transaction-based activities	54%	58%	(8)%
Non-recurring portion of settlement payment
received from SASSA	-	67%

Net 1 UEPS Technologies, Inc.
Attachment E

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

     The South African Social Security Agency, or SASSA, is in the process of conducting a national tender for the distribution of welfare grants in which bidders had the opportunity to bid for all of South Africa or on a province-by-province basis. On May 4, 2007, we filed proposals for each of South Africa’s nine provinces, as well as a proposal for the entire country. SASSA provided an indicative time-frame for the evaluation of the tender proposals and the award of the contract to successful bidders, but all of the key dates have already been missed. As part of the evaluation process for the tender, all bidders were requested to demonstrate their proposed payment solution to SASSA. Our response to the request for proposal was demonstrated to the SASSA evaluation committee on October 25, 2007. In December 2007, we received a notice to bidders from SASSA requesting further details of our financial proposals in a standard format provided in the notice to bidders by no later than December 28, 2007. We provided our response to the notice to bidders to SASSA on December 28, 2007.

     On January 31, 2008, we received a further notice to bidders from SASSA advising bidders that, due to unforeseen circumstances, the tender evaluation process had not been completed and, as a result, SASSA was requesting tenderers to extend the validity period of their tender responses from February 9, 2008 to March 31, 2008. SASSA has extended our five existing contracts to provide welfare administration and distribution services by 12 months to March 31, 2009. SASSA reserves the right to terminate any of the five existing contracts on 30 days written notice, but only after an initial period of six months which ends on September 30, 2008.

     On March 27, 2008, we received a further notice to bidders from SASSA advising bidders that, due to unforeseen circumstances, the tender evaluation process had still not been completed and, as a result, SASSA was requesting tenderers to extend the validity period of their tender responses by a further three months to June 30, 2008. We responded to SASSA in writing stating that we would extend the validity of our proposal as requested. On April 21, 2008, SASSA announced an update on the progress of the social grants tender process. It stated that the evaluation committee that has been processing the nine provincial tenders has completed its work, and that at this time, there is being constituted an adjudication committee which will deliberate on the tender and make a final recommendation on the award per province to the accountable authority. SASSA stated that the process is on track and that the outcome will be announced as soon as the process is finalized. SASSA did not provide any additional indication of when there would be further announcements or when the process would be completed. It also did not indicate how the process it described would adjudicate proposals, as in the case of one of the proposals that we submitted, that covered the entire country rather than just certain provinces. Because of the extensive delays in the tender award process, we cannot predict whether or not contracts will ultimately be awarded on the basis of the current proposals, whether SASSA will seek further extensions of proposals or whether a new process might be initiated by SASSA.

     We believe that our successful record with our provincial government contracts will provide us with a good opportunity to benefit from the transition to national administration of social welfare grants because we may be able to obtain contracts to distribute grants in provinces with which we do not currently have a contractual relationship. However, there is a chance that a national tender could lead to our losing one or more of our current contracts if SASSA decides to appoint a single (or other) contractor to provide social welfare grant distribution and we are not chosen. During this transition period our existing provincial government contracts will continue to be governed by their respective terms.

2. How will the tenders be adjudicated?

     The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

3. How will the pricing for any future contracts with SASSA change from the current base?

     Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

4. Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

     Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

5. How do you forecast growth in beneficiary numbers?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

6. What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

     In January 2007, we signed a co-operation agreement with Grindrod Bank, a fully registered bank in South Africa, for the establishment of a retail banking division within Grindrod Bank that will focus on deploying our wage payment solution in South Africa. Since the establishment of the division during the third quarter of fiscal 2007, all the relevant technological platforms have been installed, where required, or integrated between Net1 and Grindrod. Grindrod Bank, with Net1’s assistance, has joined the South African National Payment System and the various payment clearing houses in South Africa.

     In parallel, Net1 and Grindrod Bank have defined the products, pricing and marketing strategy for the wage payment system. Net1 and Grindrod Bank have commenced pilot operations of the wage payment system mainly in the agricultural sector. We are still in discussion with several trade unions, payroll processors, financial services providers, large retailers and large employer groups who have the desire, and ability, to market and distribute our wage payment solution on a national basis. We have concluded agreements with the relevant financial services providers to ensure that we offer our customer base a complete suite of financial solutions. We expect to officially launch the wage payment system in the KwaZulu-Natal province on May 12, 2008.

7. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

8. What is Net1’s strategy in expanding the UEPS technology outside South Africa?

     Our strategy to introduce the UEPS technology outside of South Africa consists of the following key components:

  Developing countries – We believe that our UEPS technology is ideally suited to “third world” economies where communications infrastructures are limited and the need for off-line payment technology is the greatest. Potential users of our technology in these countries are generally government agencies, employers, merchants and financial service providers and individuals, who may have a need for all or any number, or any, of our applications and products. We analyze potential target countries to determine the most appropriate entry point in terms of users and applications and we establish relationships with the most likely customers. We believe that the most efficient way to deploy our technology in any country is for a local partner, or partners, to invest in the establishment of a UEPS switch and for these partners to implement and operate the technology, with our guidance and assistance. We refer to these UEPS switches as “SmartSwitch” for the relevant territory. We often participate as shareholders in the local switch as most partners prefer the supplier of the technology to have an on-going interest in the deployment and operation of the technology. In some cases, we enter new territories as a result of our participation in a tender process that calls for a solution to which our technology is ideally suited. In these instances, we are generally not offered a shareholding. Initially, we have focused our marketing efforts on the African continent where the need for our technology is arguably the greatest across the entire continent and because we have a good understanding of African business methodology and culture. Our proximity to most African countries, as well as the multiplier effect of having several implementations across the continent, also ensures a high amount of interest from the African continent; and

  Developed world – We believe that some of our UEPS applications and products are ideally suited to a “first world” environment, such as secure internet-based payments and mobile telephony transacting. We expect to offer these products to service providers such as mobile phone operators, financial institutions and internet-based retailers in the near future.

9. What are the economics of a new SmartSwitch implementation?

The financial implications to Net1 of a new SmartSwitch implementation consist of the following elements:

  Sale of hardware and software licenses to the SmartSwitch: Net1 provides all the necessary hardware and software licenses to any new SmartSwitch on market-related and arms-length terms, regardless of whether we are a shareholder in the SmartSwitch. If we are a shareholder in the SmartSwitch, we eliminate the appropriate portion of the profit on the sale of hardware and software licenses to the SmartSwitch in our reported financial statements. Any ongoing sales of hardware, additional software licenses, customization and maintenance services are treated in the same manner.

  Transaction fees, license fees and profit sharing: We receive annual license fees from any new switch that has been licensed with our technology. In some cases, we also negotiate a transaction fee payable to us for each transaction processed through the SmartSwitch. If we are a significant minority shareholder in the SmartSwitch, as is the case with SmartSwitch Namibia and SmartSwitch Botswana, we will include the financial results of the SmartSwitch in our reported financial statements on an equity accounting basis. If we are the majority shareholder in a SmartSwitch, such as SmartSwitch Nigeria, we consolidate the financial results of the SmartSwitch as part of the Net1 group. Our business plans and experience indicate that a SmartSwitch implementation will generally break even, on an operating profit basis, after twelve months of operation. We expect the SmartSwitch to generate revenues of $0.50 per card holder per month after another year of operation, increasing to $3.00 per cardholder after five years of operation. These numbers are indicative only and are dependent on several factors such as the relevant territory’s income per capita, the products and applications launched, currency strength and the size of the cardholder base.

  Investment in the SmartSwitch: Where we participate as a shareholder in a SmartSwitch, we contribute our share of the capital required to establish and fund the business pro-rata to our shareholding by way of subscribing for equity and shareholders’ loans.

10. What is the status of SmartSwitch Nigeria?

     In August 2007, the Central Bank of Nigeria formally approved the SmartSwitch Nigeria banking license application to provide payment solutions and products in the Nigerian financial markets. During the third quarter of fiscal 2008, SmartSwitch Nigeria commenced its pilot for the UEPS service offering in Nigeria and delivered 50,000 smart cards to Diamond Bank Limited, SmartSwitch Nigeria’s 15% shareholder.

     We consolidate SmartSwitch Nigeria Limited, or SmartSwitch Nigeria, for financial accounting purposes. This differs from the equity accounting treatment of our investments in SmartSwitch Namibia and SmartSwitch Botswana.

11. What is the Ghana contract all about?

     In June 2007, we were awarded the National Switch and Smart Card Payment System tender by the Central Bank of Ghana. The tender was issued pursuant to the vision of the Central Bank of Ghana to provide the Ghanaian financial services industry access to a robust technological platform that will allow for the switching of all existing payment instruments and introduce a new biometrically protected smart card designed to deliver affordable financial services to the majority of Ghanaian citizens. We believe this to be the first time that a national electronic payment system will allow so many different technologies to inter-operate with each other for the benefits of all stakeholders.

     The solution will be implemented during fiscal 2008 and is designed to achieve interoperability between all the existing ATMs, POSs and teller terminals owned by individual banks, will deploy new ATMs and POSs which will be connected directly to the new processing system and will introduce our UEPS smart card to be issued by the switch and all Ghanaian banks. The system will also incorporate a card risk management applet as well as the ability to provide biometric protection to PIN-based applications as an additional, but independent, verification process.

     Initially we expected to generate revenues of approximately $19.0 million, excluding travel related expenditures, from our contract with the Central Bank of Ghana during fiscal 2008, however, we have allowed the bank to procure approximately $1.6 million of low margin hardware for its data room from local Ghanaian suppliers. We have agreed that the bank will not be required to reimburse us for any loss of margin and believe that this concession will improve the already strong working relationship we have with the bank. We have received additional hardware orders for point of service terminals and smart cards from the Central Bank of Ghana which we expect will generate revenues of approximately $4.7 million. We expect this additional hardware to be delivered during the first two quarters of fiscal 2009.

     We continue software development and customization activities related to the Ghanaian National Switch and Smart Card Payment System. In addition, hardware required in terms of the tender specifications was delivered to Ghana during our second and third quarters of fiscal 2008. During the first quarter of fiscal 2008, we commenced the process of integrating the Ghanaian participating banks with the National Switch and Smart Card Payment System.

     During January 2008, the Central Bank of Ghana announced that it is mandatory for all financial institutions, including banks, community banks and credit unions to participate in the UEPS national switch. As a result, we anticipate that 169 different financial institutions will join the payment system. The Central Bank of Ghana has also ordered a further 2.5 million smart cards, 5,483 terminals, 1,338 registration workstations, 324 wage payment workstations and have asked us to upgrade all existing ATMs in Ghana to be UEPS-compatible. We anticipate delivery of these additional requirements during the first two quarters of fiscal 2009.

     The Ghanaian National Switch and Smart Card Payment System, or e-zwich, was officially launched by President Kufuor on April 28, 2008 and has been publically endorsed by him.

12. What is the Iraq contract all about?

     During the third quarter of fiscal 2008, we signed a contract with a consortium comprising the Iraqi government and local Iraqi banks for the use of our UEPS technology in Iraq. Under the contract, we will provide a customized UEPS banking and payment system to the consortium.

     The consortium selected us as its partner to assist with the challenges currently encountered with the payment and distribution of cash disbursements in Iraq. It is expected that the UEPS technology will also be utilized by Iraqi citizens living abroad, via bank branches in other countries.

     The deployment of the UEPS will provide a ubiquitous platform for retail payment transactions in Iraq by providing interoperability between ATMs, POSs and bank branches. The UEPS technology will provide offline and online transaction processing solutions to enable affordable products and services to be offered to Iraqi citizens irrespective of where they reside. Projects identified include the payment of social grants to war victims, employee salary/wage payments, banking products and financial services. The first project will pilot the solution for the distribution of social grant payments to war victims.

     We expect to commence the pilot in the fourth quarter of fiscal 2008 and we expect to generate revenue in the first quarter of fiscal 2009. Under the agreement, we will receive ongoing transaction and license fees, as well as payments for the provision of outsourcing services and the sale of hardware.

13. What territories are currently being targeted and how long is the sales cycle?

     We target any developing economy where the advantages of our payment system are obvious and in demand. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. Our strategic goal is to enter and introduce our UEPS technology in at least four new territories, of any size, during a twelve month period.

14. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that provide a VTU service to prepaid cell phone users. These businesses generate revenue by charging a percentage of the value of the airtime distributed through VTU.

Our business in Colombia has demonstrated the following growth since August 2007:

	Aug-07	Sep-07	Oct-07	Nov-07	Dec-07	Jan-08	Feb-08	Mar-08
Revenues (COP '000)	24,740	62,166	82,243	94,126	111,462	118,073	153,191	273,177
Percentage growth
(month on month)	-	151%	32%	14%	18%	6%	30%	78%

Number of transactions	4,352	12,795	16,746	18,765	20,498	22,999	29,937	43,992
Percentage growth
(month on month)	-	194%	31%	12%	9%	12%	30%	47%

The average exchange rate during the eight months ended March 31, 2008 was US$ 1: COP 2,022.

15. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATMs, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

16. Why is the Net1 Financial Services segment constantly declining in revenue and profit?

     We offer the UEPS-based loans to our beneficiaries with the primary purpose of assisting them to repay expensive loans with other loan providers and to escape the debt spiral that they are trapped in. Once our UEPS-based loans are repaid, we believe that the beneficiaries have an enhanced ability to remain debt-free, or take loans in amounts smaller than the original refinancing facility we offered to them. We believe that once cardholders escape the debt spiral they will have more disposable income to spend, including through our merchant acquiring base.

     Revenues from our traditional microlending business decreased during the quarter due to increased competition, our strategic decision not to grow this business, and an overall lower return on traditional microlending loans as a result of compliance with the National Credit Act, or NCA.

     The NCA regulates fees and interest charged on micro-lending loans and imposes credit check obligations on lenders prior to granting of credit to individuals.

17. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately $41.5 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The pre-funded social welfare grant receivable line also includes funding provided to certain merchants participating in our merchant acquiring system. This funding is provided in order to provide liquidity during the peak payment periods of the month (usually the first week of the pay cycle) because the payment of social welfare grants on our behalf places a burden on the merchant’s cash resources. In cases where the merchant is not provided pre-funding during the payment cycle it is reimbursed within 48 hours of the payment of the social welfare grant on our behalf. The amount paid as social welfare grants by the merchants on our behalf are available almost immediately from the provincial governments in the Limpopo, North West and Northern Cape provinces and within two weeks from the KwaZulu-Natal and Eastern Cape provincial governments because we pre-fund these two provinces.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term receivable as a near-cash equivalent.

18. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Our acquisition of Prism provided us with a pool of IT professionals who have been integrated into the Net1 research and development environment and we now have approximately forty IT professionals who are working full time on the enhancement, customization and maintenance of our UEPS flagship. We have also appointed senior Prism managers to oversee our in-house legal function as well as our Easypay, cryptography, VTU, SIM card development and production activities.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     We appointed a vice president – investor relations to address shareholder queries and improve our investor relations function.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

19. What is the status of your share buy-back program?

     On May 17, 2007, we announced a share buy-back program for the repurchase of up to $50 million of the Company's common stock at any time and from time to time through June 30, 2008. To date, we have repurchased 40,100 shares of our common stock.

20. You are highly cash generative and show a strong cash balance on your balance sheet, why do you not return some of this money to shareholders?

     We have not paid any dividends on our shares of common stock during our last two fiscal years and presently intend to retain future earnings to finance the expansion of the business. We do not anticipate paying any cash dividends in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. The future dividend policy of our main operating subsidiary, Net1 Applied Technologies South Africa Limited, also has to comply with the restrictions placed by the South African Reserve Bank as a condition of its approval of the 2004 Aplitec transaction. These restrictions will apply until such time as all of our special convertible preferred stock has been converted into common stock. These restrictions are described in our SEC filings.

21. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently, South African companies are required to pay STC at a rate of 10.00% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC and the shareholder will be liable to pay the dividend tax. Treaty relief would be available for foreign shareholders.

     The reform is being implemented in two phases. The first phase entailed a reduction of the STC rate, effective October 1, 2007, to 10% and the second phase, expected in calendar 2008 will result in a total conversion to a dividend tax. It is likely that South African companies will be required to withhold the dividend tax on all dividends paid. On January 8, 2008, the Revenue Laws Second Amendment Act (Act 36 of 2007), or the Revenue Laws Act, was promulgated. The Revenue Laws Act included the legislation to reduce the rate of STC from 12.50% to 10.00%, effective October 1, 2007. As a result our fully distributed tax rate was reduced to 35.45% from 36.89% during the third quarter of fiscal 2008.

     We can not reasonably determine whether the second phase will be enacted as proposed and we will comply with that new tax legislation once it has been enacted. If the announcements made by the South African Minister of Finance in his National Budget speeches regarding the second phase are enacted, under current enacted tax legislation, we expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 35.45% to 29%. Under GAAP, we apply the fully distributed tax rate of 35.45% to our deferred taxation assets and liabilities. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

     Included in our earnings for the three and nine months ended March 31, 2008, is deferred income tax expense of approximately $1.9 million and $6.4 million (ZAR 14.1 million and ZAR 45.6 million), respectively, related to the application of the fully distributed rate of 35.45% compared with the South African statutory rate of 29% to our Income before income taxes. The following table illustrates the effect on our March 31, 2008, income tax expense, earnings per share and net deferred tax liability as if the second phase described above had been enacted on July 1, 2007:

	Three months ended
	March 31, 2008
		Illustrative
	Actual	effect (1)

Fully distributed tax rate	35.45%	29.00%

Income tax expense before change in fully distributed	$11,075	$9,132
tax rate
Reduction in income tax expense resulting from
change in fully distributed rate during the third
quarter of fiscal 2008	(5,919)	-
Income tax expense	$5,156	$9,132

Earnings per share, in U.S. cents	47	50

Net deferred tax liability as at March 31	$29,191	$5,153

	Nine months ended
	March 31, 2008
		Illustrative
	Actual	effect (1)

Fully distributed tax rate	35.45%	29.00%

Income tax expense before change in fully distributed	$33,213	$26,830
tax rate
Reduction in income tax expense resulting from
change in fully distributed rate during the third
quarter of fiscal 2008	(5,397)	-
Income tax expense	$27,816	$26,830

Net deferred tax liability reversal to net income (2)	-	$28,034

Earnings per share, in U.S. cents	114	125

Net deferred tax liability as at March 31	$29,191	$5,153

     (1) Illustrates the abolishment of STC had this been enacted on July 1, 2007. Accordingly, the fully distributed rate decreases from 36.89% (effective as at July 1, 2007) to 29%. All South African deferred tax assets and liabilities would then be measured at 29% which would result in a reversal of a portion of the net deferred tax liabilities recognized.

     (2) The net deferred tax liability reversal to net income represents the portion of the net deferred tax liability rate adjustment as of June 30, 2007 translated at rates applicable as of June 30, 2007 assuming the fully distributed tax rate is 29%.

     As discussed above, we can not reasonably determine whether, or when, the phase two amendments will be enacted as proposed and what the ultimate effect on our reported earnings will be.

22. What effect will the change in the statutory rate of taxation for South African domiciled companies from 29% to 28% have on your fully distributed tax rate?

     On February 20, 2008, the Finance Minister of South Africa announced the decrease in statutory rate of taxation for South African domiciled companies from 29% to 28% for all fiscal years ending on or after April 1, 2008. Once enacted, our fully distributed tax rate will be reduced from the current rate of 35.45% to 34.55% for our South Africa domiciled subsidiaries.

     Once the rate has been reduced to 28%, and if STC is abolished, the effective tax rate for our South African domiciled subsidiaries will be 28%.